Exhibit 99.2

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS® THERAPEUTICS REPORTS OUTCOME OF TYPE B MEETING WITH FDA REGARDING ANDROXAL® IN THE TREATMENT OF SECONDARY HYPOGONADISM
 FDA agrees in general with Androxal development program and recommends Phase 2B study in men naïve to testosterone treatment before moving to Phase 3 Special Protocol Assessment

THE WOODLANDS, Texas – November 9, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRXD) today reported on the outcome of a Type B meeting held with the FDA to discuss two Phase 3 protocols for the use of Androxal® in the treatment of secondary hypogonadism in men. The FDA opined that a Phase 2B study in men with secondary hypogonadism but naïve to testosterone treatment would provide for a more solid data base for design of Phase 3 studies and eventual approval of such studies under an SPA. The FDA did note “the Division agrees in general with the outline of your program for the development of enclomiphene” (Androxal).  They further stated that if the Company moved to Phase 3 at this time it would do so at its own risk.

The FDA accepted the notion of secondary hypogonadism associated with aging as an appropriate population. They suggested that the next study be conducted in men naïve to testosterone treatment or off testosterone treatment for at least six months. They felt that this population would exhibit a more consistent profile at baseline.  As outlined in the Company’s submitted protocols the FDA requested that the trial consist of four arms; placebo, two doses of Androxal and topical testosterone. At baseline the men should exhibit morning testosterone less than 250 ng/dl.  They further noted that the endpoints should consist of total testosterone and sperm counts at the end of study compared to baseline.

The Company agreed with the FDA comments and noted it would analyze the previously completed ZA-003 study for the subset of men with morning testosterone less than 250 ng/dl and submit the data.  Repros previously performed this assessment and found a statistically significant improvement in morning testosterone and no deterioration of follicle stimulating hormone, an important pituitary hormone controlling spermatogenesis, in Androxal-treated men. However, in the men on topical testosterone, 26 out of the 41 men that completed three months of dosing exhibited follicle stimulating hormone levels below the reference limits for the hormone, with 17 below the lower limit of detection.

The FDA also noted that 24 hour assessment of testosterone is the preferred method for assessing response for topical testosterone preparations.  The Company noted that it had previously conducted 3 studies in which 24 hour testosterone levels were obtained and unlike topical testosterone, morning testosterone was the maximum concentration observed consistent with the normal circadian rhythm in men. The Company agreed to combine the three studies into one analysis for FDA review.

“We are pleased with the overall outcome of the Type B meeting with the FDA,” Joseph Podolski, President and CEO of Repros commented.  “Although the FDA did not agree with our proposal for moving into Phase 3 trials under an SPA at this time, they clearly stated that they are in support of our intended development program for Androxal in treating men with secondary hypogonadism.  We are encouraged with the progress we have made with the FDA in moving this drug candidate toward eventual commercialization.  We also believe that the data we plan to provide the FDA from our prior studies, together with the anticipated results from this Phase 2B study, should be sufficient to move this drug into SPA reviewed Phase 3 trials without any additional costs or delays from our original proposed development plan.”

Repros has an issued patent teaching the use of Androxal in restoration of testicular function and has pending patent applications that deal specifically with the drug’s ability to impact glycemic control.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.